Exhibit 99

UMH PROPERTIES, INC. FOURTH QUARTER AND FULL YEAR 2025 OPERATIONS UPDATE

FREEHOLD, NJ, January 5, 2026 ……UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on the fourth quarter and full year 2025 operating results:

1.	During the quarter, 170 new homes were added and rented. For the year, 717 new homes were added and rented. This includes rental home additions to our joint venture communities. UMH now owns approximately 11,000 rental homes with an occupancy rate of 93.8%.

2.	Same Property occupancy increased by 33 units during the fourth quarter and increased by 354 units over last year to 88.3%.

3.	We achieved gross home sales revenue of $9.2 million for the quarter, including homes sales at Honey Ridge which is our newly opened community through our joint venture with Nuveen Real Estate, compared to $8.6 million in the same period last year, representing an increase of 7%. For the year, we achieved gross sales revenue of approximately $36.3 million, including Honey Ridge, as compared to $33.5 million in the previous year, representing an increase of 8%.

4.	Rental and Related Income for the fourth quarter was $57.7 million compared to $53.3 million last year, representing an increase of 8%. Rental and Related Income for the year was $226.2 million compared to $207.0 million last year, representing an increase of 9%.

5.	Our occupancy gains and rent increases achieved throughout 2024 and in 2025 have increased our Same Property January 2026 rental and related charges by 9.1% over January 2025 and our total charges by 11.2%. Same Property Rental and Related Income for the fourth quarter was $56.2 million compared to $52.6 million last year, representing an increase of 7%. Same Property Rental and Related Income for the year was $221.1 million compared to $204.7 million last year, representing an increase of 8%.

6.	During the quarter, we closed on one manufactured home community in Albany, GA for a total purchase price of $2.6 million. This community contains 130 developed homesites, of which 32% are occupied. During the year, we closed on the acquisitions of five manufactured home communities for a total purchase price of $41.8 million. These communities contain 587 developed homesites, of which 78% are occupied. They are situated on approximately 161 acres.

7.	During the year, we completed the sale to investors in Israel of approximately $80.2 million of our 5.85% Series B Bonds due 2030. The net proceeds of the offering will be used for working capital and general corporate purposes.

8.	During the year, we refinanced 17 communities generating total proceeds of $193.2 million at a weighted average interest rate of 5.67%. The proceeds were used to pay off the existing debt, invest in our rental home program, complete capital improvements, acquire new communities and buy back our common stock.

9.	During the quarter, we did not sell any of our common stock through our at-the market sale program and instead bought back 300,000 shares through our Common Stock Repurchase Program at a weighted average price of $14.97 per share for a total of $4.5 million. We also sold 100,000 shares of Realty Income Corporation from our securities portfolio at a weighted average price of $56.62, generating gross proceeds of approximately $5.7 million.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “UMH had an exceptional year in 2025. This year was highlighted by an increase in same property occupancy of 354 units, driven by the addition of 717 revenue generating rental homes, an increase in sales of 8%, the acquisition of five communities in our target markets and the successful refinancing of 17 communities which demonstrates the long-term value creation of our business plan.

“Our high-quality communities continue to experience strong demand for sales and rental homes, which is driving increased occupancy and sales results. We currently have 140 homes on site and ready for occupancy with another 330 homes being set up. This inventory will allow us to drive additional occupancy and revenue growth in the first quarter of 2026 and beyond.

“We successfully refinanced 17 communities for total proceeds of $193.2 million. This capital was used to repay existing debt, invest in our rental home program, capital improvements, acquire new communities and buy back our common stock. It’s important to note that the appraisals conducted for the refinancing demonstrate the value created by our business plan. Our total investment in these communities was approximately $140 million, or $37,000 per site, and they were valued at approximately $309 million, or $82,000 per site, generating an increase in value of $169 million, representing an increase of 121% in value.

“We are confident that the investments we have made in our portfolio will lead to continued earnings per share growth in the quarters to come. We are proud of our results and commend our team for their hard work in 2025.

“We look forward to reporting our Fourth Quarter and Full Year 2025 results on February 25, 2026.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the quarter and year ending December 31, 2025. UMH’s final fourth quarter and full year 2025 results will be released on Wednesday, February 25, 2026, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Thursday, February 26, 2026, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,000 developed homesites, of which 11,000 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062